UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 31, 2017

Date of Report (Date of earliest event reported)

American Patriot Brands, Inc. a/k/a/ The Grilled Cheese Truck, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4570 Campus Drive, Suite 1, Newport Beach, CA	92660

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800) 272-5449

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 3, 2017, American Patriot Brands, Inc. f/k/a The Grilled Cheese Truck, Inc. (the “Company”) approved the Company’s entry into three material definitive agreements relating to its acquisition of TSL Distribution, LLC (“TSL”). Each agreement was executed January 31, 2017. TSL is an ongoing, locally licensed cannabis distribution operation located in Oregon. The acquisition is expected to close upon approval of approval from the local licensing authorities.

Pursuant to the Member Interest Purchase Agreement (“Purchase Agreement”), the Company will acquire 100% of the interests in TSL in exchange for 200,000 restricted shares of the Company’s common stock, warrants to acquire 200,000 additional shares at $1.00 per share for a three year term, $50,000 and a promissory note from the Company to the principals of TSL for $150,000 due in two years. The shares to be issued to TSL shareholders are subject to one year lock up period and a two year leak out.

As a condition of the Purchase Agreement, on January 31, 2017, the Company entered into an employment agreement (“Employment Agreement”) with Sarah Bennett. The Employment Agreement is for a three year term. Pursuant to the Employment Agreement, Sarah Bennett will serve as an executive sales and marketing director. Ms. Bennett will receive a salary of $100,000 per year and bonuses. If she leaves for good cause or is terminated without cause, Ms. Bennett will be entitled to a six month severance (or such lesser term as is remaining on her contract). Ms. Bennett is obligated to confidentiality, non-disparagement and other standard employment terms under the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PATRIOT BRANDS, INC. F/K/A THE GRILLED CHEESE TRUCK, INC.,

Date: March 21, 2017	By:	/s/ Robert Lee Robert Lee, Chairman